Contacts
For Columbia Laboratories, Inc.	For Watson Pharmaceuticals, Inc.
Lawrence A. Gyenes	Investors
SVP, Chief Financial Officer & Treasurer	Patty Eisenhaur
Columbia Laboratories, Inc.	VP, Investor Relations and Corp. Comm.
(973) 486-8860	(973) 355-8141
--or--	Media
Seth Lewis	Charlie Mayr
VP, The Trout Group LLC	SVP, Corporate Affairs
(646) 378-2952	(973) 355-8483

FOR IMMEDIATE RELEASE

PROCHIEVE 8% Vaginal Progesterone Gel Achieves Primary Endpoint in
Phase III Study to Reduce Risk of Preterm Birth

PROCHIEVE 8% significantly reduced incidence of preterm birth at ≤ 32 6/7 weeks gestation vs. placebo

Management to hold investor conference call at 8:30 am ET today

LIVINGSTON and MORRISTOWN, NJ— December 6, 2010 — Columbia Laboratories, Inc. (Nasdaq: CBRX) and Watson Pharmaceuticals, Inc. (NYSE:WPI) today announced positive top-line results from the PREGNANT Study, a large, global Phase III clinical trial evaluating PROCHIEVE® 8% vaginal progesterone gel to reduce the risk of preterm birth in women with a short cervical length as measured by transvaginal ultrasound at mid-pregnancy.

The administration of PROCHIEVE 8% vaginal progesterone gel was associated with a statistically significant reduction in the rate of preterm birth at less than or equal to 32 6/7 weeks gestation, the primary endpoint of the study, compared to placebo gel.  There was also evidence of improvement in infant outcome.  The incidence and profile of adverse events in patients receiving PROCHIEVE 8% was comparable to placebo, which was as expected given the product’s documented safety history.  Further details of the study will be available at the time of publication in the biomedical literature after peer-review.

This study was conducted in collaboration with the Perinatology Research Branch (PRB) of the Division of Intramural Research of the Eunice Kennedy Shriver National Institute of Child Health and Human Development (NICHD) of the National Institutes of Health (NIH).

“The primary result of this trial shows that vaginal progesterone reduces the rate of spontaneous preterm birth,” said Dr. Roberto Romero, Chief of the Perinatology Research Branch of the NICHD/NIH.  “Preterm birth is a serious public health problem, affecting 10 to 12% of all pregnancies in the United States and costing approximately $26 billion per year.”

“Based on the significantly lower incidence of preterm birth among women treated with PROCHIEVE 8% in this clinical trial, we believe PROCHIEVE 8% will be an important drug in helping to reduce the incidence of preterm birth.  We intend to file an NDA for PROCHIEVE 8% in this new indication in the second quarter of 2011,” said Frank C. Condella, Jr., Columbia’s president and chief executive officer.  “On behalf of the Columbia team, I want to thank the NICHD of the NIH for its collaboration on the PREGNANT Study, as well as the many physicians, medical professionals and especially patients who participated in this important study.”

“Our market research has shown that short cervical length, as determined by transvaginal ultrasound, is the most powerful predictor of spontaneous preterm birth and women with a short cervix between 10 and 20 mm represent up to 5% of the 4 million births each year,” said Fred Wilkinson, Watson’s Executive Vice President, Global Brands.  “Results from the PREGNANT Study create a compelling reason for making transvaginal ultrasound a routine part of obstetric care to identify women at risk.  Additionally, the availability of a potential treatment such as PROCHIEVE 8% could represent the first meaningful clinical step in reducing preterm birth and the subsequent medical costs of responding to such pregnancies. If ultimately approved, the availability of PROCHIEVE 8% would represent a previously unavailable option in the physician’s arsenal of responses, which currently focuses on extending pregnancy where possible and addressing infant care following premature birth.”

About the Study
The PREGNANT (PROCHIEVE Extending GestatioN A New Therapy) Study was designed to evaluate the safety and efficacy of PROCHIEVE® 8% (progesterone gel) to reduce the risk of preterm birth in women with a short cervical length as measured by transvaginal ultrasound at mid-pregnancy.  This double-blind, placebo controlled study enrolled 465 healthy pregnant women between the ages of 15 and 45 at more than 40 sites in 10 countries.  Nearly half of the subjects were enrolled in the U.S. Subjects were randomly assigned to receive either PROCHIEVE 8% or placebo vaginal gel once daily until the earlier of 37 weeks gestation or delivery.

Conference Call
Columbia Laboratories and Watson Pharmaceuticals will host a joint conference call to discuss the study results and the potential market opportunity as follows:

Date:	Monday, December 6, 2010
Time:	8:30 am ET
Dial-in numbers:	(877) 303-9483 (U.S. & Canada) or (760) 666-3584
Live webcast:	www.columbialabs.com and www.watson.com
The teleconference replay will be available two hours after completion through Friday December 10, 2010, at (800) 642-1687  (U.S. & Canada) or (706) 645-9291. The conference ID for the replay is 30173545.
The archived webcast will be available for one year on both companies’ aforementioned websites.

About CRINONE/PROCHIEVE
CRINONE® (progesterone gel) was approved by the FDA in May 1997 for progesterone supplementation or replacement as part of an Assisted Reproductive Technology (ART) treatment for infertile women with a progesterone deficiency. Patient preference for CRINONE over competing products has been demonstrated in five clinical trials. The product is also available under the trade name PROCHIEVE® and available in both 4% and 8% concentrations. CRINONE/PROCHIEVE 4% is indicated for the treatment of secondary amenorrhea.

Important Safety Information
The most common side effects of CRINONE/PROCHIEVE include breast enlargement, constipation, somnolence, nausea, headache, and perineal pain. CRINONE/PROCHIEVE is contraindicated in patients with an active thrombophlebitis or thromboembolic disorders, or a history of thrombophlebitis or thromboembolic disorders, missed abortion, undiagnosed vaginal bleeding, liver dysfunction or disease, and known or suspected malignancy of the breast or genital organs.

About the Perinatology Research Branch of the National Institutes of Health
The Perinatology Research Branch of the NICHD was created by an act of Congress to address the health problems of pregnant women and their unborn children. The mission of the PRB of the National Institutes of Health, as a part of the Intramural Division of the Eunice Kennedy Shriver National Institute of Child Health and Human Development, is to conduct clinical and laboratory research in maternal, fetal and neonatal diseases responsible for perinatal morbidity and mortality. The PRB emphasizes a multi-disciplinary approach to improve the etiologic understanding, diagnosis, treatment and prevention of disorders related to infant mortality.

About Watson Pharmaceuticals
Watson Pharmaceuticals, Inc. is a leading global specialty pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women's Health. Watson has operations in many of the world's established and growing international markets.

For press release and other company information, visit Watson Pharmaceuticals' Web site at http://www.watson.com.

About Columbia Laboratories
Columbia Laboratories, Inc. is focused on developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company's strategy is to fund new development projects through proof of concept, then partner for later-stage clinical development and commercialization. CRINONE/PROCHIEVE is marketed by Watson Pharmaceuticals in the United States and by Merck Serono in foreign countries.

Columbia's press releases and other company information are available online at columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “ intends, ” “believes,” “expects,” “anticipates,” “potential,” “could,” “would,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: further statistical analyses of the clinical data generated during the PREGNANT Study; timely submission of and acceptance by the United States Food and Drug Administration (“FDA”) of an NDA for PROCHIEVE 8% in the new preterm birth indication; success in obtaining acceptance and timely approval of PROCHIEVE 8% in the new preterm birth indication by the FDA; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; the ability to obtain and enforce patents and other intellectual property rights; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s and Watson’s reports filed with the SEC, including, but not limited to, their respective Annual Reports on Form 10-K/A and 10-K for the year ended December 31, 2009, and Quarterly Reports on Form 10-Q for the period ended September 30, 2010. Neither Columbia nor Watson undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

CRINONE® and PROCHIEVE® are registered trademarks of Watson Pharmaceuticals, Inc.

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